Exhibit 99.1

CONTACT:	John Van Heel Chief Executive Officer (585) 647-6400

Robert Gross Executive Chairman (585) 647-6400

Catherine D’Amico Executive Vice President – Finance Chief Financial Officer (585) 647-6400

Investors: Jennifer Milan Media: Kelly Whitten FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES THIRD QUARTER

FISCAL 2013 FINANCIAL RESULTS

~ Third Quarter Net Income of $11.3 Million; EPS of $.35 In Line With Guidance ~

~ Completes Acquisitions for 79 Stores and $138 Million of Annualized Sales ~

~ Revises Estimated Fiscal 2013 EPS Range to $1.27 to $1.32 ~

~ Expands Credit Facility to $250 Million and Extends Term to December 2017 ~

ROCHESTER, N.Y. – January 29, 2013 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 29, 2012.

Third Quarter Results

Sales for the third quarter of fiscal 2013 increased 7.8% to $190.4 million as compared to $176.7 million for the third quarter of fiscal 2012. Adjusted for days, comparable store sales decreased 4.9%, which compares to a 1.3% decrease for the same period last year. On a reported basis, comparable store sales decreased 5.9%. Comparable store sales, adjusted for days, were flat to last year for maintenance services and decreased approximately 2% for tires, 6% for alignments, 9% for front end/shocks, 12% for brakes and 20% for exhaust. The total sales increase for the third quarter of $13.7 million was due to an increase in sales from new stores, including recently acquired stores, of $23 million.

Gross margin decreased to 36.6% in the third quarter from 38.4% in the prior year quarter due to a sales mix shift to lower margin tire and service categories and a loss of leverage due to weaker year-over-year comparable store sales. Total operating expenses were $50.8 million, or 26.7% of sales, as compared with $45.1 million, or 25.5% of sales, for the same period of the prior year. The increase in operating expenses as a percent of sales is due to a loss of leverage as a result of weaker year-over-year comparable store sales and a $1.7 million gain on the sale of seven stores in the third quarter of fiscal 2012. Due to cost reduction initiatives, operating expenses in the third quarter of fiscal 2013 decreased by $.9 million year-over-year excluding stores acquired in fiscal year 2013 and the $1.7 million gain in fiscal 2012.

Operating income for the quarter decreased 16.8% to $18.8 million from $22.6 million in the third quarter of fiscal 2012. Interest expense was $1.5 million as compared to $1.2 million in the third quarter of fiscal 2012.

Net income for the third quarter decreased 16.9% to $11.3 million from $13.6 million in the prior year period. Diluted earnings per share for the quarter decreased 16.7% to $.35, including $.02 dilution from fiscal 2013 acquisitions, and were within the Company’s estimated range of $.35 to $.40. This compares to diluted earnings per share of $.42 in the third quarter of fiscal 2012, which included a $.03 gain on the sale of seven stores. Net income for the third quarter reflects an effective tax rate of 35.4% as compared with 36.9% for the prior year period.

The Company added 65 locations during the quarter, ending the quarter with 918 stores.

John Van Heel, President and Chief Executive Officer stated, “The challenging economic environment continues to weigh heavily on our customers and the weather did not provide the tailwind we had anticipated in the third quarter with the exception of the last two weeks of December, during which our markets received significant snowfall and comparable store sales increased 10%. Our customers continue to delay purchases and trade down from higher cost automotive maintenance and repair purchases. Notably, comparable store oil change units were flat year-over-year, demonstrating that customers continue to perform basic maintenance on their vehicles and continue to perform that basic maintenance at our stores. Our ability to take advantage of increased acquisition opportunities in this tough sales environment is demonstrated by our acquisitions in fiscal 2013 of 139 stores and approximately $200 million in incremental annualized sales, or 29% growth, over fiscal 2012. Further, these acquisitions are expected to increase our annual tire unit sales by 40%, which will help us take further advantage of declining tire costs and achieve greater economies of scale.”

First Nine Month Results

For the nine-month period, sales increased 4.1% to $536.1 million from $514.8 million in the same period of the prior year. Adjusted for days, comparable store sales decreased 5.6%. On a reported basis, comparable store sales decreased 5.9%. Net income for the first nine months of fiscal 2013 decreased 21.9% to $34.4 million, or $1.07 per diluted share, as compared with $44.1 million, or $1.37 per diluted share in the comparable period of fiscal 2012.

Acquisitions Update

During calendar November and December, Monro completed four acquisitions totaling 79 stores generating approximately $138 million in annualized sales. These transactions enable the Company not only to fill in existing markets, but also expand its footprint into the contiguous states of Tennessee and Kentucky.

On November 18, 2012, Monro acquired 31 Tire Barn stores with annual sales of approximately $64 million. The stores, which offer tires and alignment services similar to the Company’s Tire Warehouse brand, include 27 stores in Indiana, one store in Illinois and three stores in Tennessee. On December 16, 2012, the Company acquired 27 Towery’s Tire and Auto Care stores located in Louisville and Lexington, Kentucky as well as a related wholesale business which, combined, represent approximately $54 million in annualized sales. On December 30, 2012 (the Company’s fiscal fourth quarter), Monro completed the acquisition of 12 Enger Tire stores in northern Ohio as well as nine Tire King stores in Durham, North Carolina. The Enger Tire stores generate annual sales of approximately $9 million and the Tire King stores generate annual sales of approximately $11 million.

Management intends to operate the Tire Barn and Towery stores under their existing brands, while the Enger Tire and Tire King locations will be rebranded as Mr. Tire.

Credit Facility

During its third quarter of fiscal 2013, Monro expanded its revolving Credit Facility to $250 million and extended the term to December 2017. The other terms of the Credit Facility are unchanged, including the Company’s current borrowing rate of 100 basis points over LIBOR.

Company Outlook

Based on current visibility, business and economic trends, the recent acquisitions, as well as fiscal 2013 being a 52-week year compared to a 53-week year in fiscal year 2012, the Company now anticipates the change in fiscal 2013 comparable store sales, adjusted for days, to be in the range of -6.5% to -5.5% and is revising its estimated fiscal 2013 diluted earnings per share to a range of $1.27 to $1.32, from the prior range of $1.36 to $1.50. This compares to diluted earnings per share of $1.69 in fiscal 2012, or $1.65 excluding an estimated $.07 benefit from the 53rd week in fiscal 2012 and $.03 of Midas-related due diligence costs incurred in the fourth quarter of fiscal 2012. The estimate is based on 32.3 million weighted average shares outstanding. The Company now expects its total sales for the year to be in the range of $725 million to $735 million.

For the fourth quarter of fiscal 2013, the Company anticipates the change in comparable store sales to be in the range of -9% to -6%, adjusted for days. The Company expects diluted earnings per share for the fourth quarter to be between $.20 and $.25, with the fiscal 2013 completed acquisitions expected to be breakeven or slightly dilutive. This compares to $.33 diluted earnings per share for the fourth quarter of fiscal 2012, or $.29 excluding the aforementioned $.07 benefit from the 53rd week and the $.03 in Midas-related due diligence costs.

Mr. Van Heel concluded, “Our long-term outlook for the industry and company is very positive, though, near-term, visibility remains cloudy and we expect trends will continue to be choppy in our geographic regions as the economic environment weighs on consumer purchasing behavior. Trends to-date in January have remained challenged as a result of these economic issues and lack of snow in our markets. As we actively manage our business through this challenging environment, we are focused on driving top-line growth and leverage through acquisitions and aggressively reducing costs. Historically, our strong business model has allowed us to continue to improve our market share and expand our operations regardless of the economic or operating environment. The key long-term macro-economic trends – specifically, the significant number of vehicles in operation, the increasing average age of those vehicles and the decreasing number of service bays in operation – are unchanged and remain positive for the business. Our significant acquisition growth achieved in fiscal 2013 positions the Company for accelerated earnings growth over the next several years and we continue to see increased acquisition opportunities in this challenging market.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 29, 2013 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-230-5549 and using the required pass code 4787656. A replay will be available approximately one hour after the recording through Tuesday, February 12, 2013 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 12, 2013.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 939 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois, Missouri, Tennessee, Kentucky and Wisconsin. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2012.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2012	2011	% Change
Sales	$190,437	$176,733	7.8%
Cost of sales, including distribution and occupancy costs	120,827	108,954	10.9%

Gross profit	69,610	67,779	2.7%
Operating, selling, general and administrative expenses	50,782	45,146	12.5%

Operating income	18,828	22,633	-16.8%
Interest expense, net	1,473	1,208	22.0%
Other income, net	(59)	(34)	75.5%

Income before provision for income taxes	17,414	21,459	-18.8%
Provision for income taxes	6,159	7,907	-22.1%

Net income	$11,255	$13,552	-16.9%

Diluted earnings per share:	$.35	$.42	-16.7%

Weighted average number of diluted shares outstanding	32,240	32,096
Number of stores open (at end of quarter)	918	803

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2012	2011	% Change
Sales	$536,088	$514,807	4.1%
Cost of sales, including distribution and occupancy costs	328,515	304,903	7.7%

Gross profit	207,573	209,904	-1.1%
Operating, selling, general and administrative expenses	149,331	135,939	9.9%

Operating income	58,242	73,965	-21.3%
Interest expense, net	4,141	3,663	13.0%
Other income, net	(250)	(257)	-2.7%

Income before provision for income taxes	54,351	70,559	-23.0%
Provision for income taxes	19,911	26,449	-24.7%

Net income	$34,440	$44,110	-21.9%

Diluted earnings per share	$1.07	$1.37	-21.9%

Weighted average number of diluted shares outstanding	32,287	32,243

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 29,	March 31,
	2012	2012
Current Assets
Cash	$7,562	$3,257
Inventories	115,334	97,356
Other current assets	37,615	33,687

Total current assets	160,511	134,300
Property, plant and equipment, net	240,482	212,994
Other non-current assets	268,871	162,798

Total assets	$669,864	$510,092

Liabilities and Shareholders’ Equity
Current liabilities	$122,591	$109,794
Obligations under capital leases	45,408	45,504
Other Long-term debt	124,210	5,660
Other long-term liabilities	22,354	21,635

Total liabilities	314,563	182,593
Total shareholders’ equity	355,301	327,499

Total liabilities and shareholders’ equity	$669,864	$510,092